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                                                                   EXHIBIT 10.29


                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT



               PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation (the "Company") and DAVID L. ADLARD ("Executive") have entered into that certain Employment Agreement (the "Agreement") effective as of August 13, 1997. In order to amend the Agreement in certain respects, the Company and Executive hereby agree as follows effective as of __________________, 1998.

                                       I.

               Section 5.2(a) of the Agreement is hereby amended in its entirety to read as follows:

                             (a) Amount. In the event the Company terminates
               Executive's services hereunder pursuant to Section 5.1, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to Executive's highest monthly Base Compensation paid hereunder during the preceding twelve month period, multiplied by eight (the "Multiplier"); provided, however, that for each full year of service with the Company, the Multiplier shall be increased by one, subject to an overall cap of 18 (the "Severance Amount"). For example, provided that Executive has rendered continuous service hereunder from the Effective Date of the Agreement through August 13, 1999, the Executive's Severance Amount, if determined as of that date, shall be the Executive's highest monthly Base Compensation paid hereunder for the twelve month period preceding August 13, 1999, multiplied by 10.

                                       II.

               Section 5.4 of the Agreement is hereby amended in its entirety to read as follows:

                      5.4 By Executive For Good Reason. Executive may terminate
               this Agreement for good reason upon at least 10 days' prior written notice to the Company. For purposes of this Agreement, "good reason" shall mean:



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                      (a) the Company's material breach of any of its respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within 15 business days following receipt of written notice by the Company from Executive to the Company of such breach by the Company;

                      (b) any material decrease in Executive's authority or responsibilities as Executive Vice President and Chief Financial Officer of the Company without Executive's prior consent;

                      (c) any material decrease in the overall compensation and benefits payable to Executive by the Company (including, without limitation, Base Compensation, bonus compensation and any other compensation or benefits payable to Executive under this Agreement) without Executive's prior consent; or

                      (d) following a change in control (as defined in Section 5.6, below) of the Company, the relocation of Executive's principal place of employment to a location more than 50 miles from Vista, California without Executive's prior consent.

               In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination and shall also have the same rights and remedies against the Company as Executive would have had if the Company had terminated Executive's employment without cause pursuant to Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

                                      III.

               Section 5.6 of the Agreement is hereby amended in its entirety to read as follows:

                      5.6 Change of Control. Executive may terminate this
               Agreement, upon at least 10 days' prior written notice to the Company at any time within one year after a "change in control" (as hereinafter defined) of the Company. In the event Executive terminates this Agreement for good reason within one year after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and (iii) following such



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               termination, the Company shall provide the Severance Benefits as required by Section 5.2(b). Upon Executive's termination of this Agreement without good reason pursuant to this Section 5.6, (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Company on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect. For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

                             (a) the individuals constituting the Board as of
                      the date of the initial public offering of common stock of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

                             (b) provided that the number of shares of common
                      stock of the Company directly held by PPD and its subsidiaries (other than the Company and the Company's subsidiaries) represents 50% or less of the total outstanding shares of common stock of the Company, an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; or

                             (c) approval by the stockholders of the Company of:

                                    (i) a merger, consolidation, share exchange
                             or reorganization of the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the



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                             same proportion as their ownership of the Voting
                             Securities immediately before such merger, consolidation, share exchange or reorganization; or

                                    (ii) a complete liquidation or dissolution
                             of the Company; or

                                    (iii) an agreement for the sale or other
                             disposition of all or substantially all of the assets of the Company.

               Executed at Vista, California this ___ day of _________ 1998.

THE COMPANY

PAN PACIFIC RETAIL PROPERTIES, INC.
a Maryland Corporation

By:
    ---------------------------------
        Stuart A. Tanz
        Chief Executive Officer and President


EXECUTIVE

    ---------------------------------
        David L. Adlard




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